Exhibit 99.1
RELEASE DATE: November 7, 2006

CONTACT:	Media:	Financial Community:
	Jim Kosowski	Dennis Halpin
	304-234-2440	304-234-2421
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION
ANNOUNCES THIRD QUARTER 2006 RESULTS
WHEELING, WV, November 7, 2006 – Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended September 30, 2006.
     For the third quarter of 2006, the Company reported net income of $17.0 million, or $1.15 per basic and $1.14 per diluted share. This compares to a net loss of $21.1 million for third quarter of 2005, or $1.47 per basic share and diluted share.
     Net sales for the third quarter of 2006 totaled $482.7 million as compared to net sales of $374.9 million for the third quarter of 2005. Net sales for the third quarter of 2006 and 2005 included $15.7 million and $21.0 million, respectively, from the sale of coke to our joint venture partner. Net sales of steel products for the third quarter of 2006 totaled $467.0 million on steel shipments of 609,730 tons, or $766 per ton. Net sales of steel products for the third quarter of 2005 totaled $353.9 million on steel shipments of 567,577 tons, or $623 per ton. The increase in net sales was due to an increase in the volume of steel products sold and an increase in the average selling price of steel products of $143 per ton, offset by a decrease in the sale of raw materials.
     Cost of sales for the third quarter of 2006 totaled $427.9 million as compared to cost of sales of $371.9 million for the third quarter of 2005. Cost of sales for the third quarter of 2006 included the cost of raw materials sold of $14.1 million. Cost of sales for the third quarter of 2005 included the cost of raw materials sold of $14.5 million.
     Cost of sales of steel products sold during the third quarter of 2006 totaled $413.8 million, or $679 per ton. Cost of sales of steel products sold during the third quarter of 2005 totaled $357.4 million, or $630 per ton. The overall increase in the cost of steel products sold of $56.4 million resulted principally from an increase in the volume of steel products sold and an increase in the cost of steel products sold of $49 per ton. The increase in the per ton cost to produce steel products resulted principally due to changes in the cost of certain raw materials and fuels used in our steelmaking process, offset by the cost absorption benefit of an increase in volume.
     “We saw solid pricing and demand for our products in the third quarter,” said James G. Bradley, Chairman and CEO. “Operations turned in a strong quarterly performance with all major units averaging production that was four percent above planned levels, with liquid steel production reaching a record of 707,000 tons. Production was hampered only by our ability to obtain slabs on a timely basis for our hot strip mill.
     “Along with the broader carbon flat rolled market, we experienced a dramatic decline in the rate of incoming orders for the fourth quarter," Bradley added. "Heavier imports coupled with automotive and housing start declines have combined to drive service center inventories above target levels. This has driven spot market prices down to a level at which we have chosen not to participate. Consequently, we are expecting a decline in fourth quarter shipments of about 25% as compared to the prior quarter and a corresponding decline in operating rates. As a result, we currently expect to incur an operating loss in the fourth quarter.
     Bradley concluded that "We believe the production cuts announced by the larger domestic producers should result in reduced service center inventories in the fourth quarter, and we look to see the market improve, and our shipments to increase, early in 2007."

     Management will conduct a live call today at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 866-550-6338 or 347-284-6930. No pass code is required. A replay will be available until November 14, 2006 by dialing 888-203-1112 or 719-457-0820, and using the pass code 2966492. The call can also be accessed via the Internet live or as a replay at www.investorcalendar.com or at the Company’s website, www.wpsc.com.
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Wheeling-Pittsburgh Corporation, together with the other participants as indicated below, intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying card to be used to solicit votes for a special meeting of stockholders to seek approval of the Company’s proposed strategic alliance with Companhia Siderurgica Nacional (“CSN”). The Company urges its shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pittsburgh Corporation. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants in this proxy solicitation are Wheeling-Pittsburgh Corporation and other participants included in the proxy statement to be filed with the SEC. Additional information regarding the participants in the proxy solicitation and their respective interests may be obtained by reading the proxy statement regarding the proposed strategic alliance when it becomes available.
Forward-Looking Statements Cautionary Language
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance’s products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s other filings with the SEC.
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Net sales, including sales to affiliates of $104,505 $80,169, $287,751 and $259,618	$482,731	$374,891	$1,413,634	$1,189,636

Cost and expenses:
Cost of sales, including cost of sales to affiliates of $87,578, 85,802, $264,513 and $258,218, excluding depreciation and amortization expense	427,879	371,942	1,281,381	1,113,879
Depreciation and amortization expense	9,315	7,729	26,452	25,621
Selling, general and administrative expense	20,755	17,935	61,830	52,829

Total cost and expenses	457,949	397,606	1,369,663	1,192,329

Operating income (loss)	24,782	(22,715)	43,971	(2,693)
Interest expense and other financing costs	(6,788)	(5,223)	(19,963)	(16,763)
Other income	4,749	2,842	11,403	8,903

Income (loss) before income taxes	22,743	(25,096)	35,411	(10,553)
Income tax provision (benefit)	6,187	(3,887)	11,420	(71)

Income (loss) before minority interest	16,556	(21,209)	23,991	(10,482)
Minority interest in loss of consolidated subsidiary	472	62	256	62

Net income (loss)	$17,028	$(21,147)	$24,247	$(10,420)

Earnings (loss) per share:
Basic	$1.15	$(1.47)	$1.66	$(0.73)
Diluted	$1.14	$(1.47)	$1.64	$(0.73)

Weighted average shares (in thousands):
Basic	14,752	14,386	14,600	14,235
Diluted	14,972	14,386	14,811	14,235

Shiptments — tons	609,730	567,577	1,898,342	1,637,068
Production — tons	690,213	570,242	2,027,273	1,820,109

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$17,194	$8,863
Accounts receivables, less allowance for doubtful accounts of $3,122 and $2,594	205,119	132,643
Inventories	213,972	166,566
Prepaid expenses and deferred charges	20,131	21,732

Total current assets	456,416	329,804
Investment in and advances to affiliated companies	52,445	55,100
Property, plant and equipment, less accumulated depreciation of $102,066 and $75,977	613,182	557,500
Deferred income tax benefits	27,598	26,264
Restricted cash	6,664	13,691
Other intangible assets, less accumulated amortization of $1,795 in 2005	—	4,725
Deferred charges and other assets	11,464	33,164

Total assets	$1,167,769	$1,020,248

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $10,900 and $21,020	$102,984	$117,821
Short-term debt	110,100	17,300
Payroll and employee benefits payable	54,175	41,125
Accrued income and other taxes	10,399	11,735
Deferred income taxes payable	27,598	26,264
Accrued interest and other liabilities	8,573	5,757
Deferred revenue	1,766	8,523
Long-term debt due in one year	32,700	31,357

Total current liabilities	348,295	259,882
Long-term debt	261,266	284,100
Employee benefits	121,961	123,498
Other liabilities	26,457	13,030

Total liabilities	757,979	680,510

Minority interest in consolidated subsidiary	105,616	74,234

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 80,000,000 shares authorized; 14,930,307 and 14,686,354 issued; 14,923,641 and 14,679,688 shares outstanding	149	147
Additional paid-in capital	290,518	276,097
Accumulated earnings (deficit)	13,607	(10,640)
Treasury stock, 6,666 shares, at cost	(100)	(100)

Total stockholders’ equity	304,174	265,504

Total liabilities and stockholders’ equity	$1,167,769	$1,020,248